UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2008

SANDY SPRING BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-19065	52-1532952
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17801 Georgia Avenue, Olney, Maryland  20832
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (301) 774-6400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of CertainOfficers.

On December 17, 2008, the Board of Directors of Sandy Spring Bancorp, Inc. (the “Company”) appointed Daniel J. Schrider as Chief Executive Officer and a director of the Company, and the Board of Directors of Sandy Spring Bank (the “Bank”) appointed Mr. Schrider as Chief Executive Officer and a director of the Bank, in each case effective January 1, 2009.  Mr. Schrider will continue as President of the Company and the Bank.

Hunter R. Hollar retired as Chief Executive Officer of the Company and the Bank effective December 31, 2008, but will continue as Chairman of the Board of Directors of the Company and the Bank.

In connection with Mr. Schrider’s appointment to his new positions, the Company and the Bank entered into an employment agreement with Mr. Schrider effective January 1, 2009 (the “Agreement”).  The material terms of the Agreement are as follows:

•
The initial term of the Agreement begins on January 1, 2009 and expires on January 1, 2012.  The term of the Agreement may be annually extended for an additional one-year period so that the remaining term of the Agreement is three years.

•	The Bank will pay Mr. Schrider an annual base salary of not less than $450,000. Such salary shall be subject to annual review.

•	Mr. Schrider is entitled to participate in the Company’s incentive compensation and benefit plans, subject to meeting the eligibility requirements for those plans and benefits.

•	Mr. Schrider is entitled to fringe benefits in accordance with the programs, policies and practices of the Bank. Such benefits include an employer-provided automobile and appropriate club memberships.

•
If Mr. Schrider is terminated for Just Cause (as defined in the Agreement), he will receive his base salary through the effective date of termination and any reimbursement of expenses to which he is entitled to upon the effective date of termination.

•
If Mr. Schrider is terminated without Just Cause or voluntarily terminates employment with Good Reason (as defined in the Agreement), he will be entitled to receive his current base salary for the unexpired term of the Agreement and continuation of medical insurance benefits until the sooner of Mr. Schrider finding employment, attaining the age of 65, or the expiration of the unexpired term of the Agreement.

•
If a Change in Control (as defined in the Agreement) occurs during the term of the Agreement and, thereafter, Mr. Schrider’s employment terminates involuntarily but without Just Cause or if Mr. Schrider voluntarily terminates employment with Good Reason, Mr. Schrider will be entitled to receive a lump sum payment equal to three times his average taxable income for the five calendar years preceding the year in which the Change in Control occurs.  In addition, Mr. Schrider would also be entitled to the continuation of medical insurance benefits until the sooner of Mr. Schrider finding employment, attaining the age of 65, or the expiration of the unexpired term of the Agreement.  The Company will reimburse Mr. Schrider for any excise taxes due under Section 4999 of the Internal Revenue Code as a result of any payments made in connection with a Change in Control.

•
Mr. Schrider is subject to non-disclosure obligations and a non-compete agreement for a period of one year following termination of employment, unless he is terminated in connection with a Change in Control.

•
Notwithstanding anything in the Agreement to the contrary, the Company will not make any golden parachute payment to Mr. Schrider during any period during which he is a senior executive officer and the United States Department of the Treasury holds an equity or debt position acquired from the Company in the Troubled Assets Relief Program Capital Purchase Program.  Any payment otherwise due to Mr. Schrider under the Agreement or any other benefit plan or arrangement with Mr. Schrider will be reduced by the minimum amount necessary so that the payments comply with the limitations of the Capital Purchase Program.

For further information, see the Company’s press release dated January 5, 2009, attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01      Financial Statements and Other Exhibits.

Exhibits

99.1                      Press Release dated January 5, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANDY SPRING BANCORP, INC.
(Registrant)

Date: January 5, 2009	By:	/s/ Daniel J. Schrider
Daniel J. Schrider
President and Chief Executive Officer